EXHIBIT 99.1

Solar Capital Ltd. Issues $200 Million of Unsecured Notes

NEW YORK, Dec. 18, 2019 (GLOBE NEWSWIRE) -- Solar Capital Ltd. (NASDAQ: SLRC) (the “Company”) announced that it has issued $200 million in aggregate of unsecured notes in a private placement comprised of $125 million principal amount of five-year, 4.2% unsecured notes due December 15, 2024 as well as $75 million principal amount of seven-year, 4.375% unsecured notes due December 15, 2026 (the “Notes”). Interest on the Notes will be payable semi-annually. The proceeds from the issuance will initially be used to reduce outstanding borrowings on the Company’s revolving credit facility before funding additional portfolio company investments and general corporate purposes.

“We are pleased to diversify our capital structure with the addition of these long term, fixed-rate unsecured notes,” said Michael Gross, CO-CEO of Solar Capital Ltd. “The issuance enhances our unsecured-to-secured debt mix and further extends the maturity profile of our debt financing.”

“The Company’s strong performance has enabled it to issue unsecured financing at very attractive rates,” said Bruce Spohler, CO-CEO of Solar Capital Ltd. “Our ability to take advantage of diverse funding sources is important to optimizing our capital structure.”

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, the Company primarily invests directly and indirectly in leveraged, U.S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with The Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact
Solar Capital Ltd.
Investor Relations
(646) 308-8770